STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 30th day of April, 2010, by and among LANDEC CORPORATION, a Delaware corporation (the “Buyer”), LIFECORE BIOMEDICAL, INC., a Delaware corporation formerly known as SBT Biomaterials Inc. (the “Holding Company”), LIFECORE BIOMEDICAL, LLC, a Minnesota limited liability company (the “Operating Company”), and WARBURG PINCUS PRIVATE EQUITY IX, L.P., a Delaware limited partnership (the “Seller”).  The Holding Company and the Operating Company shall sometimes be referred to herein collectively as the “Company”.  Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in Article XI below.

WITNESSETH:

WHEREAS, the Seller owns all of the issued and outstanding shares of the $0.01 par value common stock of the Holding Company (the “Common Stock”);

WHEREAS, the Holding Company owns all of the issued and outstanding membership interests of the Operating Company (the “Units”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding shares of Common Stock upon the terms and conditions set forth herein.

NOW, THEREFORE, the Buyer, the Holding Company, the Operating Company and the Seller, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

ARTICLE I

Shares To Be Purchased

Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase from the Seller, all of the issued and outstanding shares of the Common Stock of the Holding Company (the “Subject Shares”).

ARTICLE II

Closing; Purchase Price

2.1          Closing.  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York, 10019 at 10:00 a.m. Eastern Daylight Time on the date hereof, or at such other time and/or place as the Seller and the Buyer shall mutually agree in writing; provided, that no party hereto shall issue any press release or otherwise make any public statement about this Agreement or any of the transactions contemplated hereby prior to 4:00 p.m. Eastern Daylight Time on the Closing Date.

2.2          Purchase Price.  The consideration for the Subject Shares (the “Purchase Price”) shall be an amount equal to the sum of (a) Forty Million Dollars ($40,000,000) (the “Cash Purchase Price”), plus (b) the Cash Distribution Amount as provided in Section 2.5 and Section 2.6 below, plus (c) the Contingent Purchase Price as provided in Section 2.6 below.  The Purchase Price shall be paid as provided in Section 2.3, Section 2.4, Section 2.5 and Section 2.6 below.

2.3          Cash Payment.  At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, an amount equal to the Cash Purchase Price less (a) the Escrow Amount and (b) the amount, if any, of outstanding Excluded Indebtedness as of the Closing (such net amount being referred to herein as the “Cash Payment”).

2.4          Escrow Amount.  At the Closing, the Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to a bank account designated in writing by the Escrow Agent, an amount equal to the Escrow Amount to be held, managed and paid out pursuant to the terms of the Escrow Agreement.

2.5          Closing Cash Distribution Amount.

(a)           Immediately prior to the Closing, the Operating Company shall deliver to the Holding Company, and at the Closing, the Holding Company shall deliver to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller, an amount equal to the aggregate amount of Cash of the Operating Company as of the Closing Date, up to a maximum of the Target Amount (the “Closing Cash Distribution Amount”).

(b)           Not more than ten (10) business days, but in no event less than three (3) business days, prior to the Closing Date, the Seller, after consultation with the Buyer, shall prepare, in good faith and in accordance with GAAP, and deliver to the Buyer an estimated balance sheet as of the open of business on the Closing Date together with a statement setting forth the determination of the Target Amount, the estimated amount of Cash of the Operating Company as of the open of business on the Closing Date and the Closing Cash Distribution Amount on a reasonable basis using the Company’s then available financial information as of such date (collectively, the “Estimated Balance Sheet”).  The Estimated Balance Sheet shall be used in order to determine the amount of the Closing Cash Distribution Amount paid at the Closing pursuant to Section 2.5(a) above.

2.6          Contingent Purchase Price; Closing Date Balance Sheet; Post-Closing Cash Distribution Amount.

(a)           Calculation of Contingent Purchase Price.  For purposes of this Agreement, the “Contingent Purchase Price” means an amount equal to the sum of (i) the amount (if any) by which the Subject Net Revenues for calendar year 2011 exceed Twenty-Five Million Dollars ($25,000,000), plus (ii) the amount (if any) by which the Subject Net Revenues for calendar year 2012 exceed the greater of (A) Twenty-Five Million Dollars ($25,000,000), or (B) the Subject Net Revenues for calendar year 2011; provided, that the Contingent Purchase Price shall in no event exceed Ten Million Dollars ($10,000,000).  For purposes of this Section 2.6, each of calendar year 2011 and calendar year 2012 shall be referred to as an “Earn-Out Period”, and the portion of the Contingent Purchase Price relating to each Earn-Out Period shall be referred to as an “Earn-Out Amount”.

(b)           Preparation of Closing Date Balance Sheet and Earn-Out Statement.  Within ninety (90) days after the Closing Date, the Buyer shall prepare, in accordance with GAAP, and deliver to the Seller an unaudited interim balance sheet of the Operating Company as of the Closing Date together with a statement setting forth the final determination of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) (collectively, the “Closing Date Balance Sheet”), and within ninety (90) days after the end of each Earn-Out Period, the Buyer shall prepare and deliver to the Seller a statement setting forth the determination of the Earn-Out Amount for such Earn-Out Period (each, an “Earn-Out Statement”).  The Seller and its Representatives shall have the right to review all records, work papers and calculations of the Buyer related to the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) and each Earn-Out Statement.  The Seller shall have thirty (30) days after delivery of the Closing Date Balance Sheet or each Earn-Out Statement, as the case may be, in which to notify the Buyer in writing of any discrepancy in, or disagreement with, the items reflected on the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) or the items reflected on such Earn-Out Statement or the determination of the Earn-Out Amount (a “Notice of Objection”).  If the Seller does not submit a Notice of Objection during such thirty (30) day period, then the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) or such Earn-Out Statement, as the case may be, shall be deemed to be accepted in the form presented to the Seller.  If the Seller submits a Notice of Objection during such thirty (30) day period and the Buyer agrees with the adjustment requested by the Seller, then an appropriate adjustment shall be made.  If the Buyer does not agree, within twenty (20) days after receipt of a Notice of Objection, to make any adjustment timely requested by the Seller, then the disputed items or amounts shall be submitted for review and final determination by the Independent Accounting Firm.  Each of the Buyer and the Seller shall make all records, work papers and calculations related to the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) and each Earn-Out Statement available to the Independent Accounting Firm, and the Independent Accounting Firm shall have access to the employees of the Buyer, the Company and the Seller during regular business hours and upon reasonable prior notice in order to review the applicable calculations.  Each of the Buyer and the Seller hereby agrees that it will cooperate and assist in the preparation of the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) and each Earn-Out Statement and in the conduct of reviews contemplated by this Section 2.6(b).  The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be binding and conclusive upon the parties hereto for purposes hereof.  The Independent Accounting Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party.  The fees, costs and expenses of the Independent Accounting Firm shall be shared by the Buyer, on the one hand, and the Seller, on the other, in inverse proportion to the amount in dispute for which each of them is successful (by way of example, if the amount in dispute is $100,000 and the Independent Accounting Firm determines that the Buyer is entitled to $80,000 of the disputed amount and the Seller is entitled to $20,000 of the disputed amount, then the Seller shall pay 80% of the fees, costs and expenses of the Independent Accounting Firm and the Buyer shall pay 20% of the fees, costs and expenses of the Independent Accounting Firm).

(c)           Post-Closing Cash Distribution Amount.  After the final determination of the Closing Date Balance Sheet (including the calculations of the Target Amount, the amount of Remaining Cash, the Closing Cash Distribution Amount and the Post-Closing Cash Distribution Amount (if any) set forth therein) in accordance with Section 2.6(b) above, in the event that the Closing Cash Distribution Amount was less than the Target Amount, the Buyer shall cause the Operating Company to deliver to the Seller within thirty (30) days after the final determination of the Closing Date Balance Sheet, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, an amount equal to the lesser of (i) One Million Dollars ($1,000,000), or (ii) the difference between (A) the Target Amount, minus (B) the Closing Cash Distribution Amount.  In the event that the Closing Cash Distribution Amount was more than the Target Amount, the Seller shall deliver to the Operating Company within thirty (30) days after the final determination of the Closing Date Balance Sheet, by wire transfer of immediately available funds to a bank account designated in writing by the Operating Company, the amount of any such excess.  Any amount payable pursuant to this Section 2.6(c) shall be referred to as the “Post-Closing Cash Distribution Amount”.

(d)           Payment of Contingent Purchase Price.  Within thirty (30) days after each Earn-Out Date of Final Determination, the Buyer shall cause the Operating Company to deliver (i) to each Participant the applicable Earn-Out Bonus (as defined in the Bonus Plan) (if any) and/or the applicable Incentive Bonus (as defined in the Bonus Plan) (if any) payable to such Participant pursuant to the terms of the Bonus Plan, and (ii) to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, the applicable Earn-Out Amount (if any) less any amounts paid to the Participants pursuant to the terms of the Bonus Plan pursuant to this Section 2.6(d).

(e)           Acceleration of Contingent Purchase Price Payments.  If, subsequent to the Closing Date and prior to December 31, 2012, (i) a Change of Control of either the Operating Company or the Holding Company occurs, (ii) the Operating Company terminates Allingham’s employment without Cause, or (iii) Allingham terminates his employment with the Operating Company for Good Reason, then, within sixty (60) days after the closing of such Change of Control or the effective date of such termination of employment, as the case may be, the Buyer shall cause the Operating Company (or the surviving entity in the event of a Change of Control in which the Operating Company does not survive) to deliver (A) to each Participant the Earn-Out Bonus (if any) and/or the Incentive Bonus (if any) payable to such Participant pursuant to the terms of the Bonus Plan, which shall be delivered at the time prescribed by the Bonus Plan, and (B) to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, an amount equal to the difference between (I) Ten Million Dollars ($10,000,000), minus (II) the aggregate amount of Earn-Out Bonuses (if any) and Incentive Bonuses (if any) previously paid to the Participants pursuant to Section 2.6(d) above and Earn-Out Amounts (if any) previously paid to the Seller pursuant to Section 2.6(d) above and (III) any amounts paid to Participants pursuant to this Section 2.6(e); provided, that in the event the Buyer is subject to an outstanding payment obligation under Section 2.6(d) above at the time of acceleration of the Contingent Purchase Price payments pursuant to this Section 2.6(e), the parties acknowledge and agree that such outstanding payment obligation under Section 2.6(d) above shall be null and void upon receipt by the Participants and the Seller of the applicable payments under this Section 2.6(e).

(f)           Conduct of Business During the Earn-Out Periods.  After the Closing Date until the earlier of (i) December 31, 2012, or (ii) the acceleration of the Contingent Purchase Price Payments pursuant to Section 2.6(e) above, the Buyer shall, and shall cause the Company:

(i)           To maintain separate books and records for the Company and maintain and operate the Company as a separate and distinct segment in order to facilitate, among other things, the calculation of the Subject Net Revenues contemplated hereby;

(ii)          To conduct and operate the Company (or business and operations thereof) in good faith taking into consideration the obligations under this Agreement; provided, that the Company will not discontinue any product line without the prior written consent of Allingham;

(iii)         To provide reasonable capital resources to the Company for its operations; and

(iv)         Not to divert any revenues away from the Company and to the Buyer or any of the Buyer’s Affiliates or Subsidiaries.

(g)           Guaranty.  As security for the Operating Company’s payment of the Contingent Purchase Price, the Buyer will execute and deliver to the Seller at the Closing a guaranty in the form of Exhibit 2.6(g) attached hereto (the “Guaranty”).

ARTICLE III

Conditions Precedent to Closing; Closing Deliverables

3.1          Conditions Precedent to the Buyer’s Obligation.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by the Buyer, of each of the following conditions:

(a)           The warranties and representations of the Seller made in Article V of this Agreement and the warranties and representations of the Company made in Article IV of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement; and the Seller and the Company shall have performed in all material respects the covenants of the Seller and the Company contained in this Agreement required to be performed on or prior to the Closing.

(b)          All Consents, in a form reasonably satisfactory to the Buyer, shall have been received by the Seller and a copy of each shall have been delivered to the Buyer on or prior to the Closing Date.

(c)           There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by any Governmental Body directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(d)          The Seller and/or the Company shall have delivered, or caused to have been delivered, to the Buyer the following:

(i)           Certificates representing the Subject Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank;

(ii)          A certificate from each of the Secretary of the Holding Company and the President and Chief Executive Officer of the Operating Company, in a form reasonably satisfactory to the Buyer, setting forth the resolutions of the Board of Directors and the sole shareholder of the Holding Company or the sole member of the Operating Company, as the case may be, authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed, delivered and performed by such entity in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(iii)         Resignations of the directors and any officers who are not also employees of the Operating Company of each of the Holding Company and the Operating Company, except as the Buyer shall direct to the contrary in writing at least three (3) days prior to the Closing Date;

(iv)         Resignations of the signatories of the bank and other depository accounts and safe deposit boxes of the Company from any Persons who are not also employees of the Operating Company, except as the Buyer shall direct to the contrary in writing at least three (3) days prior to the Closing Date;

(v)          Constructive possession of the complete Records relating to the business of the Company (constructive possession shall be deemed to include, without limitation, the presence of such Records at the Company’s headquarters);

(vi)         A recent good standing certificate (or comparable document) for each of the Holding Company and the Operating Company issued by the Secretary of State (or comparable office) of the jurisdiction in which such entity is domiciled;

(vii)        The Bonus Agreements, duly executed by the Operating Company and the Former Option Holders;

(viii)       Written evidence, in a form reasonably satisfactory to the Buyer, of the termination of the Stock Incentive Plan, effective prior to the Closing;

(ix)          The Change of Control Agreement Amendments, duly executed by the Seller, the Operating Company and the Subject Officers;

(x)           The Escrow Agreement, duly executed by each of the Seller and the Holding Company; and

(xi)          A certificate dated the Closing Date and executed by a duly authorized officer of each of the Holding Company and the Operating Company, in a form reasonably satisfactory to the Buyer, certifying that all conditions set forth in Section 3.1(a) above, have been fully satisfied.

3.2          Conditions Precedent to the Seller’s Obligation.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by the Seller, of the following conditions:

(a)           The warranties and representations of the Buyer made in Article VI of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement; and the Buyer shall have performed in all material respects the covenants of the Buyer contained in this Agreement required to be performed on or prior to the Closing.

(b)           There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by any Governmental Body directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(c)           The Buyer shall have delivered, or caused to have been delivered, to the Seller the following:

(i)           The Cash Payment as specified in Section 2.3 above;

(ii)          A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Seller, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution of this Agreement and all Ancillary Agreements to be executed, delivered and performed by the Buyer in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(iii)         A recent good standing certificate (or comparable document) for the Buyer issued by the Secretary of State (or comparable office) of the jurisdiction in which the Buyer is domiciled;

(iv)         The Escrow Agreement, duly executed by each of the Buyer and the Escrow Agent;

(v)          The Guaranty, duly executed by the Buyer;

(vi)         Such other endorsements, assignments, affidavits and other good and sufficient instruments of assignment, conveyance and transfer as are reasonably requested by the Seller to reflect that the Permitted Indebtedness will remain an obligation of the Company after the Closing; and

(vii)        A certificate dated the Closing Date and executed by a duly authorized officer of the Buyer, in a form reasonably satisfactory to the Seller, certifying that all conditions set forth in Section 3.2(a) above, have been fully satisfied.

(d)           The Buyer shall have delivered to the Escrow Agent the Escrow Amount as specified in Section 2.4 above.

(e)           The Holding Company shall have delivered to the Seller the Closing Cash Distribution Amount as specified in Section 2.5(a) above.

ARTICLE IV

Warranties and Representations of Company

4.1          Warranties and Representations.  Except as set forth in the Disclosure Schedules (interpreted in accordance with the provisions of Section 12.12 below), the Company hereby warrants and represents on and as of the date of this Agreement to the Buyer, which warranties and representations shall survive the Closing for the period set forth in Section 10.3(a) below, as follows:

4.1.1       Authority of Company.  The Company has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party have been approved by the Board of Directors and sole shareholder of the Holding Company and the sole member of the Operating Company, as the case may be.  This Agreement has been, and each Ancillary Agreement to which the Company is a party hereto will be, duly and validly executed and delivered by the Company, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.1.2       Corporate Matters.  The Holding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Operating Company is a limited liability company duly organized and in good standing under the laws of the State of Minnesota.  The Company has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it.  Schedule 4.1.2 attached hereto contains a true, correct and complete list of all current and former Subsidiaries of the Company.  All former Subsidiaries of the Company which have been wound up, liquidated and dissolved were wound up, liquidated and dissolved in compliance in all material respects with all applicable Legal Requirements.  To the Knowledge of the Company, there have been no, and there are not any facts, conditions or circumstances that could reasonably be expected to give rise to any, third party claims or any Proceedings arising from or in connection with the operation of any former Subsidiaries of the Company during the period when such entity was a Subsidiary of the Company or the winding up, liquidation and dissolution of any such former Subsidiaries which have been wound up, liquidated and dissolved.  The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its assets makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to impact materially the Company’s business.  Schedule 4.1.2 contains a true, complete and correct list of all jurisdictions in which the Company is qualified to do business as a foreign corporation or limited liability company, as the case may be.

4.1.3       No Conflict.  Except as set forth on Schedule 4.1.3 attached hereto, neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the Certificate of Incorporation or By Laws of the Holding Company or the Articles of Organization or the Member Control Agreement of the Operating Company; (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Company or any of the assets of the Company may be subject; (c) contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; (d) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of or any of the assets owned or used by the Company; or (e) result in the imposition of any Lien, claim or restriction upon or with respect to any of the Subject Shares or any of the assets owned or used by the Company (other than Permitted Liens with respect to such assets), except with respect to clauses (b) through (d), for such contraventions, conflicts, breaches, rights to challenge or exercise a remedy, violations or rights of termination, acceleration, cancellation or modification that would not have or would not reasonably be expected to impact materially the Company’s business.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body, including, without limitation, any labor organization pursuant to any labor or collective bargaining agreement, is required to be obtained or made in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby.

4.1.4       Shareholder/Member Agreements.  Except for this Agreement and the Ancillary Agreements executed in connection herewith, there are no Contracts restricting or otherwise relating to the management of the Company or the voting, dividend rights or disposition of the Subject Shares or the Subject Units or otherwise granting any Person any right in respect of such Subject Shares and/or Subject Units, and there are no existing contractual restrictions on the transfer of the Subject Shares or the Subject Units.

4.1.5       Corporate Records; Equity Interests.  The stock certificates, books of account, minute books and other Records of the Company (copies of which have been made available to the Buyer and its Representatives) are true, complete and correct in all material respects.  All of the Company’s books and records are in the possession of the Company.  The copies of the Holding Company’s Certificate of Incorporation and By Laws and the Operating Company’s Articles of Organization and Member Control Agreement previously made available to Buyer are true, complete and correct and are in full force and effect without amendment or modification.  Except as set forth on Schedule 4.1.5 attached hereto, the Company does not, directly or indirectly, own or control, or have any Contract to acquire, any stock of, any equity interest in or any other ownership or investment interest in any corporation, partnership, limited liability company, joint venture or other business entity.

4.1.6       Capitalization; Options.

(a)           The Holding Company’s authorized capital stock consists solely of Five Million (5,000,000) shares of Common Stock and One Million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  The entire issued and outstanding capital stock of the Holding Company (of whatever class, series or designation) consists of Two Million Three Hundred Fifty-Two Thousand Nine Hundred Forty-One (2,352,941) shares of Common Stock, and the entire issued and outstanding capital stock of the Operating Company (of whatever class, series or designation) consists of Fourteen Million One Hundred Seventeen Thousand Six Hundred Ninety-Seven (14,117,697) Units, all of which shares or membership interests, as the case may be, are duly authorized, validly issued and outstanding, fully paid and nonassessable.  The Subject Shares are all of the shares of Common Stock issued and outstanding.  No shares of Preferred Stock are issued or outstanding.  The Units owned by the Holding Company (the “Subject Units”) are all of the Units issued and outstanding.  Neither the Subject Shares nor the Subject Units are subject to, nor issued in violation of, any preemptive or subscription rights, or rights of first refusal.

(b)           There are no stock/membership interest award plans of the Company.  There are no outstanding or authorized warrants, options, agreements, subscriptions, rights, calls, puts, conversion rights, convertible or exchangeable securities or other Contracts pursuant to which the Company is or may become obligated or which are binding upon the Company to issue, sell, purchase, retire or redeem any shares of capital stock or other securities of the Company.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.

(c)           All of the issued and outstanding shares of Common Stock and Units have been issued in compliance with all Legal Requirements.

(d)           The Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

4.1.7       Title to and Condition of Assets.  The Company has good and valid title to all of the material property and material assets, personal and real, tangible and intangible, which are used by the Company in connection with the conduct of the Company’s business other than equipment and other personal property leased by the Company and included within the Company’s assets, free and clear of all Liens and claims whatsoever other than Permitted Liens.  The Company’s assets are sufficient for the operation of the Company’s business in the Ordinary Course of Business as presently being conducted and are suitable for the purpose for which they are being used, in each case, in all material respects.  Schedule 4.1.7(a) attached hereto contains a true, correct and complete list of all material equipment and other material personal property leased by the Company and included within the Company’s assets, all of which such property, to the Knowledge of the Company, is in the condition required of such property by the terms and conditions of the lease applicable thereto in all material respects.  To the Company’s Knowledge, the Inventory is sufficient for the operation of the Company in the Ordinary Course based on current levels of operation, has been manufactured and/or purchased in the Ordinary Course of Business consistent in quality and quantity with past practices of the Company, is not damaged, obsolete or out of specification and is of a quality and quantity usable and salable in the Ordinary Course of Business, net of any applicable reserves to be reflected on the Closing Date Balance Sheet.  All accounts receivable of the Company arose from bona fide transactions in the Ordinary Course of Business.  The aggregate value of all Inventory produced by the Company for the Persons listed on Schedule 4.1.7(b) attached hereto on hand as of the Closing Date and the aggregate amount of all accounts receivable of the Company due and owing from the Persons listed on Schedule 4.1.7(b) as of the Closing Date have been reserved for by the Company as will be reflected on the Closing Date Balance Sheet.

4.1.8       Real Property.  The Company does not own any real property in connection with the operation of its business other than the real property described on Schedule 4.1.8(a) attached hereto (together with any buildings or other improvements located thereon, the “Owned Real Property”).  Except as set forth on Schedule 4.1.8(b) attached hereto, the Company does not lease any real property in connection with the operation of its business.  Other than the real property described on Schedule 4.1.8(a) and Schedule 4.1.8(b), since January 1, 1995, the Company has not owned or leased any real property.  The Company has not received written notice of any pending Proceeding with respect to the Owned Real Property, nor does the Company have Knowledge of any such pending or threatened Proceeding.  The Company has not received written notice of any Order requiring repair, alteration or correction of any existing condition affecting the Owned Real Property, nor does the Company have Knowledge of any such pending or threatened Order.

4.1.9        Proceedings; Orders.  Except as set forth on Schedule 4.1.9 attached hereto, there is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company.  The Company is not currently subject to any Order.  To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise or serve as a basis for the commencement of any Proceeding to prohibit the transactions contemplated by this Agreement.

4.1.10      Intellectual Property.

(a)           Schedule 4.1.10(a) attached hereto contains a complete list (specifying the owner thereof and the registration or application number) of each of the following which are owned by the Company: (i) all U.S. and foreign issued patents and pending applications relating to any inventions, and all reissues, divisions, continuations, continuations-in-part and extensions thereof; (ii) all U.S. and foreign registered trademarks, registered service marks, trademark applications and service mark applications, and all renewals and extensions thereof; (iii) all U.S. and foreign registered copyrights and copyright applications, and all renewals and extensions thereof; and (iv) all domain name registrations (collectively, the “Registered Intellectual Property”).  The Registered Intellectual Property, together with all common law trademarks, service marks, copyrights, licenses, logos, trade names (including, but not limited to, “Lifecore” and “Lifecore Biomedical”) and trade dress owned by the Company and/or used by the Company in the operation of its business, all content contained or stored in or displayed by the websites covered by the domain name registrations listed on Schedule 4.1.10(a), all other inventions, trade secrets, methods, processes, formulae, technical information, know-how, production protocols, product specifications, improvements, blue-prints, architectural and other drawings, computer programs and software owned by the Company and/or used by the Company in the operation of its business and all other similar intellectual property rights which are owned by the Company and/or used by the Company in the operation of its business, shall hereinafter collectively be referred to as the “Intellectual Property”.

(b)           Schedule 4.1.10(b) attached hereto contains a complete list of: (i) all licenses or other Contracts granted by the Company which create rights in any third Person regarding any item of the Intellectual Property; and (ii) all material licenses or other Contracts granted to the Company (excluding shrink-wrap, click-wrap, click-through or other similar Contracts with respect to off-the-shelf or personal computer software) which create rights in the Company regarding any intellectual property rights owned by any third Person (hereinafter individually referred to as an “IP Contract” and collectively referred to as “IP Contracts”).

(c)           The Company owns or has the valid right to use in the Ordinary Course operation of the Company’s business all Intellectual Property, free and clear of all Liens other than Permitted Liens.  To the Company’s Knowledge, no current or former employee, officer or consultant of the Company has any right, title or interest in or to any of the Intellectual Property.  All Intellectual Property developed by or on behalf of the Company and owned or purported to be owned by the Company was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such developed and owned Intellectual Property to the Company.

(d)           The Company has paid all fees required to be paid as of the Closing Date to maintain the Registered Intellectual Property.  All registrations for the Registered Intellectual Property are in force and have not been abandoned, and all applications for the Registered Intellectual Property are active and currently pending.

(e)           There are no existing or, to the Company’s Knowledge, threatened claims or Proceedings by any Person relating to the use by the Company of the Intellectual Property or challenging the Company’s ownership of, or the validity or enforceability of, the Intellectual Property owned by the Company.  None of the Intellectual Property is subject to any outstanding Order limiting the scope or use of such Intellectual Property or declaring any of it abandoned, invalid or unenforceable.  Except for any such written restrictions, undertakings or agreements contained in the IP Contracts, and excluding shrink wrap, click-wrap, click-through or other similar Contracts with respect to off the shelf or personal computer software, none of the Intellectual Property owned by the Company is subject to any written restriction, undertaking or agreement limiting the scope or use of such Intellectual Property or declaring any of it abandoned, invalid or unenforceable.

(f)           (i) To the Company’s Knowledge, the Company is not infringing, misappropriating or otherwise violating in any material respect the intellectual property rights of any other Person; (ii) the Company is not in receipt of any complaint, claim or other notice alleging that the operation of the Company’s business or any of the Intellectual Property is infringing, misappropriating or otherwise violating the intellectual property rights of any other Person; and (iii) to the Company’s Knowledge, no other Person is infringing, misappropriating or otherwise violating the Intellectual Property.

(g)           The Company has taken commercially reasonable steps to maintain the confidentiality of its trade secrets, and, to the Company’s Knowledge, none of such trade secrets have been disclosed to any third Person except pursuant to written confidentiality obligations.

(h)           Except for the IP Contracts, the Company has not granted any license, franchise, permit or other right (including covenants not to sue) to any third Person to use any of the Intellectual Property.

4.1.11      Financial Statements.  The Financial Statements attached hereto as Schedule 4.1.11 (a) fairly present in all material respects the financial condition of the Company’s business on the dates designated thereon and the results of operations for the period designated therein, (b) were prepared in accordance with GAAP consistently applied throughout all of the periods covered therein, except as disclosed therein and, with respect to the Interim Financial Statements, for the absence of footnotes and year-end adjustments (which will not be material individually or in the aggregate), and (c) were prepared from, and are consistent with, the Records.

4.1.12      Taxes.

(a)           Provision for Taxes.  All income and other material Taxes of the Company attributable to periods preceding or ending with the Closing Date that are required to be paid have been paid by the Company.

(b)           Tax Returns Filed.  All income and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed and, when filed, were true, correct and complete in all material respects; provided, however, the foregoing shall not constitute a representation or warranty regarding the accuracy of the tax basis of the assets of the Company or the amount of any net operating loss, net capital loss, unused investment or other credit, foreign tax credit or any similar tax attribute of the Company.  Except as set forth on Schedule 4.1.12(b) attached hereto, the Company is currently not the beneficiary of any extension of time within which to file any income or other Tax Return.

(c)           Withholding.  The Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Company and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)           Tax Audits.  Since January 15, 2008, no claim has been made by any authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority.  The Tax Returns of the Company that are under audit by the IRS or other applicable Tax authorities, together with a true, correct and complete list of all powers of attorney granted by Company with respect to any such Tax matter, are set forth on Schedule 4.1.12(d) attached hereto.  The Company has not received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of any income or other Taxes that has not been paid or any objection to any income or other Tax Return filed by the Company.  There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any income or other Tax Return or extending the time with respect to an income or other Tax assessment or deficiency.  There is no dispute or claim or, to the Company’s Knowledge, an intent to open an audit, request information or conduct other review concerning any Tax of the Company, including Taxes of those jurisdictions where the Company has not filed Tax Returns, either (i) claimed or raised by any authority in writing, or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority.

(e)           Consolidated Group.  The Company has never been a member of an affiliated group of corporations that filed a consolidated tax return and has no liability or obligation for the Taxes of any other entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, municipal, county, local, foreign or other Tax Legal Requirement) as a transferee or successor, by Contract or otherwise.

(f)           No Tax Liens.  The Company is not subject to any Liens for Taxes other than for Taxes not yet due and owing.

(g)           Tax Positions.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company has not received a Tax opinion with respect to any transaction relating to the Company other than a transaction in the Ordinary Course of Business.  The Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company.  The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).  The Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.

(h)           Consents and Rulings.  The Company has not (i) applied for any Tax ruling, (ii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Legal Requirement) or any other Contract with any Tax authority, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code, (v) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract (other than pursuant to Contracts entered into in the Ordinary Course of Business pursuant to commercial lending arrangements) or (vi) filed or made any material election for any Tax purpose which has not been disclosed on Schedule 4.1.12(h) attached hereto.

(i)           Real Property Holding Company.  The Company is not a “United States real property holding Company” within the meaning of Section 897 of the Code.

(j)           Accounting Methods.  The Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481 or Section 482 of the Code (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Legal Requirement) by reason of a change in accounting method or otherwise.

(k)           Section 355 Transactions.  The Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(l)           Tax Agreements and Arrangements.  The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax Contracts or Tax Orders of any government or Governmental Body to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(m)          Effect of Transaction.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) use of the cash, modified cash or modified accrual method of accounting.

4.1.13      No Undisclosed Liabilities.  There are no commitments, liabilities or obligations relating to the Company, whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise, including, without limitation, (a) any liabilities arising, directly or indirectly, from or in connection with the Lifecore Acquisition or the Dental Operations and Divestiture, or (b) guaranties by the Company of the liabilities of third parties, except for (i) liabilities disclosed, reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto), dated as of the Interim Balance Sheet Date, (ii) current liabilities incurred in the Ordinary Course of Business between the Interim Balance Sheet Date and the Closing Date, and (iii) liabilities relating to performance obligations under contracts, including Applicable Contracts, and Permitted Liens in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the consolidated balance sheet of the Company.

4.1.14      Contracts and Other Agreements.  Schedule 4.1.14(a) attached hereto sets forth a true, correct and complete list of all Applicable Contracts.  True, correct and complete copies (or memoranda describing each with respect to oral agreements or plans) of each of the Applicable Contracts, and all amendments and modifications thereof, have been made available to the Buyer prior to the Closing Date.  Each Applicable Contract is valid, binding and in full force and effect in all material respects in accordance with its terms.  Except as set forth on Schedule 4.1.14(b) attached hereto, neither the Company nor, to the Company’s Knowledge, any other Person who is a party to any Applicable Contract is in breach or default under any Applicable Contract (with or without the lapse of time, or the giving of notice, or both).  Except as set forth on Schedule 4.1.14(b), since January 1, 2009 until the date of this Agreement, the Company has not given or received from any other Person any written notice regarding any actual or alleged violation or breach of, or default under, any Applicable Contract or any termination or possible termination thereof.  Except as set forth on Schedule 4.1.14(c) attached hereto, there are not, and since January 1, 2009 there have not been any, renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company under any Applicable Contract.

4.1.15      Product Warranties.  To the Company’s Knowledge, since January 15, 2008, all products and services manufactured and/or sold by the Company (and the delivery thereof) prior to the Closing Date have been in conformity with all applicable contractual commitments and all expressed or implied warranties, in each case in all material respects.  Except as set forth on Schedule 4.1.15 attached hereto, since January 15, 2008, no claim for product liability has been asserted against the Company, and, to the Knowledge of the Company, there are no facts, conditions or circumstances that could reasonably be expected to give rise to any such claim.

4.1.16     Employees.  Schedule 4.1.16 attached hereto contains:

(a)           A list of all handbooks, manuals, policies and/or procedures relating to the employees of the Company, true, correct and complete copies of which have been made available to the Buyer prior to the Closing Date; and

(b)           A list of all employees of the Company as of March 31, 2010, together with their job titles and current rates of salary, wages or commissions.

4.1.17     Labor Practices.

(a)           The Company is in compliance in all material respects with all Legal Requirements applicable to the Company’s employees, including, but not limited to, Legal Requirements relating to employment discrimination, family, medical and/or other employee leave, employee welfare and benefits and labor standards.  There are no pending or, to the Company’s Knowledge, threatened claims, charges, complaints, causes of action, demands or liabilities by any past or present employee of the Company, including, without limitation, that such employee was subject to a wrongful discharge, any unlawful employment discrimination or unlawful harassment by the Company or its management, a breach of contract (whether written or oral, express or implied) or tortious conduct of any type.

(b)           The Company is in compliance in all material respects with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable Legal Requirements relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and other payroll taxes.  No Proceedings are pending before any Governmental Body relating to labor or employment matters, and there is no pending investigation by any Governmental Body or, to the Knowledge of the Company, threatened claim by any such Governmental Body or other Person relating to labor or employment matters.

(c)           The Company is not a party to any Contract with any union, labor organization, employee group, or other similar Person which affects the labor or employment of employees of the Company, including, but not limited to, any collective bargaining agreements or labor contracts.  To the Company’s Knowledge, none of the employees of the Company are in the process of being organized by or into any other labor unions or organizations.  The Company has not agreed to recognize any union or other collective bargaining unit, and no union or collective bargaining unit has been certified as representing any employees of the Company.  There is no strike, slowdown or other work stoppage pending or, to the Company’s Knowledge, threatened, against the Company.

(d)           The execution of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach or other violation of any employment agreement, consulting agreement, labor or collective bargaining agreement or any other labor-related agreement to which the Company is a party.

4.1.18     Employee Benefit Plans.

(a)           Schedule 4.1.18(a) attached hereto contains a true, correct and complete list of all Plans.

(b)          With respect to each Plan, the Company has made available to the Buyer true and complete copies of (i) the Plan document, including all amendments thereto, (ii) the most recent summary plan description, including all summaries of material modifications, (iii) all trust agreements, insurance contracts or other funding instruments, (iv) the actuarial and financial reports and the annual reports filed with any Governmental Body for the three (3) most recent three plan years, (v) copies of all IRS determination and opinion letters in the case of a Plan intended to qualify under Section 401(a) of the Code, (vi) the results of all required coverage and nondiscrimination tests for the three (3) most recent plan years, and (vii) any correspondence to or from the IRS, the U.S. Department of Labor or any other Governmental Body relating to any potential compliance issues.

(c)           No Plan is or has been a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and neither the Company nor, to the Company’s Knowledge, any ERISA Affiliate has any actual or potential liability under any such provision (or related provision) of ERISA or the Code.

(d)           No Plan is or has been covered by Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code, and neither the Company nor, to the Company’s Knowledge, any ERISA Affiliate has any actual or potential liability under any such provision (or related provision) of ERISA or the Code.

(e)           Each Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be exempt under Section 501(a) of the Code has been determined to be so qualified or exempt by the IRS and is the subject of a favorable determination letter covering all applicable Legal Requirements with respect to which such a letter can be issued, or the Company has relied on the IRS opinion letter issued to the prototype plan sponsor with respect to such Plan.  Since the date of each most recent determination or opinion letter, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to affect such qualified status.

(f)           Full payment has been made of all amounts which the Company or any ERISA Affiliate is required to pay with respect to each Plan for the most recent plan year thereof ended prior to the Closing Date, and all such amounts payable with respect to the portion of the current plan year will be paid by the Company on or prior to the Closing Date.

(g)           Each of the Plans conforms to, and has been operated and administered in all material respects in accordance with, all applicable Legal Requirements, including, but not limited to, ERISA and the Code.  No event has occurred which could subject the Company to any liability (other than routine claims for benefits) under the terms of any Plan, ERISA, the Code or other applicable Legal Requirements.  No Plan is currently under audit or review by any Governmental Body and, to the Knowledge of the Company, no such audit or review has been threatened.  No charge, complaint or Proceeding with respect to any Plan or the administration of any Plan (except for claims for benefits routinely submitted in the ordinary course of Plan administration) is pending or, to the Knowledge of the Company, threatened with respect to any Plan.

(h)           To the extent permitted under applicable Legal Requirements, each Plan can be amended or terminated at any time without the consent of any non-Company party and without liability other than for benefits accrued as of the date of such amendment or termination.

(i)           The Company has no obligation to provide health benefits, death benefits or any other welfare benefits to any employee of the Company (or any dependent of such employee) following the termination of such employee’s employment, except as is specifically required by applicable Legal Requirements.

(j)           No Plan is subject to the Legal Requirements of any jurisdiction outside of the United States.

(k)           Each Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has at all times since January 15, 2008 complied with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements.  No participant in any such Plan will incur any Taxes on any benefit under such Plan before the date as of which such benefit is actually paid to such participant.   No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.  No Plan requires the Company to gross up a payment to any former or current employee, officer, director or contractor of the Company for Tax related payments under Section 409A of the Code.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Plan, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

4.1.19      Events Since December 31, 2009.  Since December 31, 2009, the Company has operated its business in the Ordinary Course of Business, has used, preserved and maintained its assets on a basis consistent with past practices, has maintained its books, accounts and records in the usual manner and on a basis consistent with past practices and has not made any payments of the kind described in the definition of “Restricted Payments” set forth in Article XI below.

4.1.20     Insurance.  The Company maintains policies of fire and casualty, liability and other forms of insurance and bonds in such amounts, with such deductibles, and against such risks and losses which do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.  A true, correct and complete list of all material insurance and bonds currently maintained by the Company is attached hereto as Schedule 4.1.20(1).  The Company has paid all premiums due and has otherwise performed in all material respects all of its obligations under each insurance policy to which the Company is a party or that provides coverage to the Company.  Each such insurance policy and bond is in full force and effect and the Company has not received notice of any cancellation or, to the Knowledge of the Company, threat of cancellation of, any such insurance or bond.  Schedule 4.1.20(2) attached hereto also sets forth all property damage, personal injury, workers’ compensation, products liability or other claims that have been made against the Company or the Company’s insurance policies since January 15, 2008, or which are pending against the Company or the Company’s insurance policies or, to the Company’s Knowledge, threatened against the Company or any of the Company’s insurance policies.  The Company has given notice to the insurer under each insurance policy of any claims that may be insured thereby within the time periods required.  Schedule 4.1.20(3) also sets forth a true, correct and complete list of any self-insurance arrangements by or affecting the Company, including any reserves established thereunder, and all Contracts or arrangements, other than policies of insurance, for the transfer or sharing of any risk by the Company.

4.1.21     Environmental Matters.

(a)           Except as set forth on Schedule 4.1.21(a) attached hereto, (i) there are no and there have never been any Hazardous Substances at, on, in, above or under the Owned Real Property except in the Ordinary Course of Business and in compliance with Environmental Laws, and (ii) to the Knowledge of the Company, there are no and there have never been any Hazardous Substances on any property adjacent to the Owned Real Property.  Except in the Ordinary Course of Business and in compliance with all Environmental Laws, no Hazardous Substances have ever been generated, treated, stored or handled on, or removed from, the Owned Real Property.

(b)           Since January 1, 2005, the Company has not received any written notice from any Governmental Body or any third party notifying of (i) any Hazardous Substances which are present on or have been generated, treated, stored, handled or removed from, or disposed of on, the Real Property, in violation of Environmental Laws, (ii) any Hazardous Substance which has migrated on, in, under or above or to the Real Property from any adjacent property or which has migrated, emanated or originated from the Real Property onto any other property, or (iii) any actual or potential liability, arising out of or relating to any Environmental Law with respect to the Company, the Owned Real Property or the Company’s prior use of the Prior Real Property.

(c)           The Company has obtained all material Governmental Authorizations required for the operation of its business and the use of the Owned Real Property required by any Environmental Law.  To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not (i) impose any obligation on the Company under any Environmental Law, including, without limitation, for the investigation or cleanup of the Owned Real Property, or (ii) require notification to or consent of any Governmental Body or third party pursuant to any Environmental Law.

(d)           The Company, the Owned Real Property and the Company’s other assets are in compliance in all material respects with each Environmental Law and with all Governmental Authorizations issued in connection with the operation of the Company’s business and the use of the Owned Real Property.

(e)           No material Environmental Claim with respect to the Company or the Owned Real Property is pending or, to the Knowledge of the Company, threatened.

(f)           The Owned Real Property does not contain, and, to the Knowledge of the Company, has never contained, any (i) USTs, (ii) to the Knowledge of the Company, asbestos-containing material, PCBs, radon or urea formaldehyde foam, (iii) landfill or dumps, or (iv) a hazardous waste management facility as defined pursuant to RCRA or any comparable state Legal Requirement.

(g)           Schedule 4.1.21(g) attached hereto contains a list of all material Environmental Claims, reports, studies, assessments and audits in the possession or control of the Company relating to environmental matters and relating to the Company’s business, the Owned Real Property or any of the Company’s other assets (complete copies of which have been provided to the Buyer).

(h)           To the Knowledge of the Company, the assets of the Company are not required to be materially upgraded, modified or replaced to be in compliance with any Environmental Law.

4.1.22     FDA.  The Company develops, manufactures, labels, stores, tests, distributes and markets, and since January 1, 2005 has developed, manufactured, labeled, stored, tested, distributed and marketed, its products in all material respects in accordance with all applicable rules and regulations of the United States Food and Drug Administration (the “FDA”) (including the “Good Manufacturing Practices” and the “Medical Device Reporting” regulations) and all other applicable foreign, federal, state and local regulatory authorities, and the Company’s quality control procedures in effect at the time of developing, manufacture, labeling, storing, testing and distribution.  To the extent required, all of the products currently sold by the Company have been approved or cleared for sale by the FDA and applicable foreign regulatory agencies.  The Company has not received any written notice from the FDA or any other federal, state or foreign regulatory agency or third party (a) of any circumstances that have arisen which would reasonably be expected to lead to the questioning of its development, application, manufacturing or marketing practices or the safety or efficacy of its products, or (b) threatening to revoke, suspend, cancel, withdraw, place sales or marketing restrictions on, curtail any product clearance or approval, or seek damages (for past or present products or product candidates), and, with respect to clauses (a) and (b) above, the Company is not aware of any intent to deliver any such notice.  To the Knowledge of the Company, there are no circumstances which would reasonably be expected to require any material recall, market withdrawal, correction, removal, notification, take repair/replace/refund action or similar action, or claim by order of any Governmental Body or any third party of any product or which would reasonably be expected to lead to an injunction pertaining to such product, including the procedures used to manufacture and test such product.  Schedule 4.1.22(a) attached hereto contains a complete list of all products manufactured or marketed by the Company, including those which require the approval of, or premarket notification to, or listing with the FDA or any other federal, state or foreign governmental agency or bureau under any existing Legal Requirement.  Except as set forth on Schedule 4.1.22(b) attached hereto, none of the products identified on Schedule 4.1.22(a), or any product candidate or previously marketed or approved product, has been the subject of any voluntary or involuntary recall, third party action, or governmental investigation other than routine inspections of the Company’s facilities.  All U.S. and international regulatory approvals or premarket notifications are owned by and registered in the name of the Company and are in full force and effect.  To the Knowledge of the Company, all preclinical studies and clinical trials conducted by the Company since January 1, 2005 have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice, data protection/privacy standards and Good Clinical Practice and applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54 and 56 of the United States Code of Federal Regulations and foreign equivalents.  Any preclinical tests and clinical trials associated with the Company’s products and product candidates since January 1, 2005 were, and, if still pending, are, to the Company’s Knowledge, being conducted in all material respects in accordance with applicable Legal Requirements of the appropriate regulatory authorities for each such test or trial and in accordance with all Legal Requirements and with good clinical practices.  The Company has no Knowledge of any studies or tests the results of which call into question the efficacy, safety or approvability by the FDA or authorizations by its foreign equivalents of the product or product candidate; and the Company has not received any notices or other correspondence from the FDA or any committee thereof or from any other U.S. or foreign government or drug, biologic or medical device regulatory agency requiring the termination or suspension of any clinical trials related to the Company’s product or product candidates.

4.1.23     Compliance With Legal Requirements; Governmental Authorizations.  The Company has complied in all material respects with each Legal Requirement that is applicable to it for the conduct or operation of its business or the ownership or use of its assets.  No event has occurred or, to the Knowledge of the Company, circumstances exist (with or without notice or lapse of time) that may constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, any Legal Requirement.  The Company has not received a written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.  Schedule 4.1.23 attached hereto contains a list of all material Governmental Authorizations that are held by the Company, including, without limitation, all approvals, premarket notifications to, or listings with the FDA or any other federal, state or foreign governmental agency or bureau under any existing Legal Requirement with respect to any products listed on Schedule 4.1.22(a) attached hereto, regardless of whether such approvals of, premarket notifications and/or registrations are deemed material; and with respect to any such approvals, premarket notifications and registrations, Schedule 4.1.23 specifies the type of approval, premarket notification or listing required and the reference number or identification thereof.  Each such Governmental Authorization is valid and in full force and effect in all material respects.  The Company has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.1.23.  No event has occurred that would or, to the Knowledge of the Company, circumstances exist that may (with or without notice or lapse of time) (a) constitute or result, directly or indirectly, in a material violation of or a failure to comply with a term or requirement of any Governmental Authorization, or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Governmental Authorization.  The Company has not received any written notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.  The Governmental Authorizations listed on Schedule 4.1.23 constitute all of the material Governmental Authorizations necessary to permit the Company to conduct and operate lawfully its business in the manner in which it is currently conducted and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

4.1.24     Customers; Suppliers.  Schedule 4.1.24 attached hereto sets forth, with respect to the twelve (12) month period ended March 31, 2010, a list of (a) the ten (10) largest customers of the Company (based on dollar amounts purchased from the Company) (the “Scheduled Customers” and the dollar amount derived from each of them during such period, and (b) the ten (10) largest suppliers of the Company (based on dollar amounts purchased by the Company) (the “Scheduled Suppliers”) and the dollar amount derived from each of them during such period.  The Company has not received any written notice or, to the Company’s Knowledge, indication (whether written or oral) of the intention of any of the Scheduled Customers or Scheduled Suppliers to cease doing business or to reduce in any material respect the business transacted with the Company or to terminate or modify any Contracts with the Company (whether upon consummation of the transactions contemplated hereby or otherwise).

4.1.25     Accounts Payable.  All material accounts payable and material accrued expenses of the Company have been incurred and, to the extent paid prior to the Closing, have been paid in the Ordinary Course of Business consistent with past business practices.

4.1.26     Brokers; Agents.  The Company has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer or the Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

4.1.27     Accounts; Safe Deposit Boxes.  Attached hereto as Schedule 4.1.27 is a true, correct and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and all persons authorized to sign thereon.

4.1.28     Relationships with Related Parties.  Except as set forth on Schedule 4.1.28 attached hereto, since January 15, 2008, (a) no officer, director or Affiliate of the Company (other than the portfolio companies of the Seller or its Affiliates) (i) has, or has had, any interest in any property being used in or pertaining to the Company’s business, (ii) owns, or has owned an equity interest or any other financial or profit interest in, a Person that has (x) had business dealings or a material financial interest in any transaction with the Company, or (y) engaged in competition with the Company with respect to any line of products or services of the Company, or (iii) is a party to any Contract with, or has any claim or right against, the Company, and (b) no Related Person of the Seller is a party to any Applicable Contract with the Company or has any claim or right against the Company with respect to any Applicable Contract.  The Company is not a party to any management fee or similar agreement (whether written or oral) with the Seller or any Related Person of the Seller.

4.1.29     Outstanding Indebtedness.  As of the Closing Date, the Company shall have no outstanding indebtedness for borrowed money (excluding the Permitted Indebtedness and the Excluded Indebtedness (if any), which Excluded Indebtedness will be paid in full prior to the Closing).  In addition, as of the Closing Date, all indebtedness owed to the Company by the Seller or any Affiliate of the Seller (excluding, in the case of any Affiliate of the Seller, accounts payable incurred in the Ordinary Course of Business, if any) will have been paid in full.

4.1.30     Lifecore Acquisition.  To the Company’s Knowledge, there was no material breach of any representation or warranty made by Lifecore Biomedical, Inc. (n/k/a Lifecore Biomedical, LLC) to SBT Holdings Inc. and SBT Acquisition Inc. in that certain Agreement and Plan of Merger, dated as of January 15, 2008, among SBT Holdings Inc., SBT Acquisition Inc. and Lifecore Biomedical, Inc. as of the closing of such transaction.

4.2          Disclaimer.  Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or the execution and delivery of this Agreement or with respect to any other information (including, but not limited to, the Cash Flow Projections and any other projections, forecasts or estimates of revenues, earnings or performance of the Company) provided by the Company or its Affiliates.

ARTICLE V

Warranties and Representations of Seller

5.1          Warranties and Representations.  Except as set forth in the Disclosure Schedules (interpreted in accordance with the provisions of Section 12.12 below), the Seller hereby warrants and represents on and as of the date of this Agreement to the Buyer, which warranties and representations shall survive the Closing for the period set forth in Section 10.3(a) below, as follows:

5.1.1       Authority of Seller.  The Seller has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party have been duly and validly authorized by all necessary limited partnership action.  This Agreement has been, and each Ancillary Agreement to which the Seller is a party hereto will be, duly and validly executed and delivered by the Seller, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.1.2       Organizational Matters.  The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Seller has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it.

5.1.3       No Conflict.  Neither the execution, delivery and performance by the Seller of this Agreement or any of the Ancillary Agreements to which the Seller is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the organizational documents of the Seller; (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Seller or the Subject Shares may be subject; (c) contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Seller is subject; or (d) result in the imposition of any Lien, claim or restriction upon or with respect to any of the Subject Shares except for restrictions on the transfer of unregistered securities under applicable securities laws; provided, that, assuming the truthfulness and correctness of the Buyer’s investment purpose warranties and representations set forth in Section 6.1.5 below, no such restrictions on the transfer of unregistered securities under applicable securities laws shall apply to the transfer of the Subject Shares contemplated hereunder.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby and thereby.

5.1.4       Title to Subject Shares.  The Seller is the beneficial and record owner of all of the Subject Shares and at the Closing will deliver to the Buyer valid title to such Subject Shares free and clear of all Liens and claims except for restrictions on the transfer of unregistered securities under applicable securities laws; provided, that, assuming the truthfulness and correctness of the Buyer’s investment purpose warranties and representations set forth in Section 6.1.5 below, no such restrictions on the transfer of unregistered securities under applicable securities laws shall apply to the transfer of the Subject Shares contemplated hereunder.

5.1.5       Proceedings Against Seller.  There is no Proceeding now pending which would affect the Seller’s rights in and to the Subject Shares or the ability of the Seller to consummate the sale and/or the transfer of the Subject Shares or the other transactions contemplated by this Agreement or the Ancillary Agreements.

5.1.6       Brokers; Agents.  The Seller has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer or the Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

5.2          Disclaimer.  Except for the representations and warranties of the Seller contained in this Article V, neither the Seller nor any Person on behalf of the Seller makes any other express or implied representation or warranty with respect to the Seller or any of its Affiliates or the execution and delivery of this Agreement or with respect to any other information provided by the Seller or its Affiliates.

ARTICLE VI

Warranties and Representations of Buyer

6.1          Warranties and Representations.  The Buyer hereby warrants and represents on and as of the date of this Agreement to the Seller, which warranties and representations shall survive the Closing for the period set forth in Section 10.3(a) below, as follows:

6.1.1       Authority of Buyer.  The Buyer has the right, power and authority to enter into this Agreement and the Ancillary Agreements which the Buyer is a party to and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party have been approved by the Board of Directors of the Buyer.  This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.1.2       Corporate Matters.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it.

6.1.3       No Conflict.  Neither the execution, delivery and performance by the Buyer of this Agreement or any of the Ancillary Agreements to which the Buyer is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the Certificate of Incorporation or By Laws of the Buyer; (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Buyer may be subject; or (c) contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Buyer is subject.  Other than any filings required by, and any approvals required under, the applicable requirements of the Exchange Act and the rules and regulations of The NASDAQ Global Select Market, no action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby.

6.1.4       Proceedings Against Buyer.  There is no Proceeding now pending which would affect the ability of the Buyer to consummate the purchase of the Subject Shares or the other transactions contemplated by this Agreement or the Ancillary Agreements.

6.1.5       Investment Purpose.  The Buyer understands that the Subject Shares have not been registered under the Securities Act of 1933, as amended, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the Buyer’s representations contained herein.  The Buyer is acquiring the Subject Shares solely for the Buyer’s own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of distributing the Subject Shares in violation of any securities laws.  No other Person has any right with respect to or interest in the Subject Shares to be purchased by the Buyer, nor has the Buyer agreed to give any Person any such interest or right in the future.

6.1.6       Brokers; Agents.  Other than Grace Matthews, Inc., the Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in the Seller being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

6.2          Disclaimer.  Except for the representations and warranties of the Buyer contained in this Article VI, neither the Buyer nor any Person on behalf of the Buyer makes any other express or implied representation or warranty with respect to the Buyer or any of its Affiliates or the execution and delivery of this Agreement or with respect to any other information provided by the Seller or its Affiliates.

ARTICLE VII

Certain Covenants of the Buyer

7.1           Benefits.  The Buyer agrees that, during the period beginning on the Closing Date and ending one (1) year following the Closing Date, all employees of the Company as of immediately prior to the Closing who continue employment with the Buyer or any of its Affiliates after the Closing (the “Continuing Employees”) shall be eligible to participate in benefit plans and programs that are substantially similar in the aggregate to either those currently provided by the Company or those provided to similarly-situated employees of the Buyer or the Buyer’s Affiliates (collectively, the “Specified Parent Benefit Plans”).

7.2          Eligibility; Service Credit.  From and after the Closing, each Continuing Employee shall (to the extent permitted by applicable Legal Requirements) be credited under each Specified Parent Benefit Plan with his or her years of services with the Company and their respective predecessors before the Closing for purposes of vesting, eligibility and level of benefits (except for purposes of benefit accrual under a defined benefit pension plan or where such credit would result in a duplication of benefits) to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service with the Company under any similar Plan in which such Continuing Employee participated immediately prior to the Closing.  In addition, and without limiting the generality of the foregoing, the Buyer (or its Affiliates) shall (to the extent that such limitation would not apply with respect to substantially similar plans maintained by the Company prior to the Closing) use its commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations, and (ii) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees during the plan year in which the Closing occurs.

7.3          No Third Party Beneficiaries.  This Article VII shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article VII, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Article VII.  Without limiting the foregoing, no provision of this Article VII shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company in respect of continued employment or service (or resumed employment or service) or any other matter.  Nothing in this Article VII is intended to amend any Plan, or interfere with the Buyer’s or the Company’s right from and after the Closing to amend or terminate any Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

7.4          Environmental Matters.  The Buyer hereby acknowledges and agrees that Section 4.1.21 of this Agreement is the Company’s sole and exclusive representation as to environmental matters and that none of the other representations and warranties contained in this Agreement shall be deemed to apply, directly or indirectly, to environmental matters.

7.5          Bonus Plan.  The Buyer hereby acknowledges that the Bonus Plan shall continue pursuant to its terms after the Closing.

ARTICLE VIII

Mutual Covenants

The Seller and the Buyer covenant and agree as follows:

8.1          Records.

(a)           On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer constructive possession of all original Records in the possession or control of the Seller (constructive possession shall be deemed to include, without limitation, the presence of such Records at the Company’s headquarters);

(b)           For a period of three (3) years after the Closing, upon reasonable written notice, the Buyer and the Seller agree to furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information in such parties’ possession directly related to the Company and its operations with respect to periods prior to Closing and shall otherwise cooperate with such other party at the expense of the requesting party, to the extent such access is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms with any Governmental Bodies or the defense of any Tax claim or assessment; provided, however, that such access (i) does not unreasonably disrupt the normal operations of the Seller, the Buyer or the Company and (ii) is not reasonably likely to adversely affect the ability of the disclosing party to assert attorney-client privilege, work-product privilege or similar privilege.

8.2          Public Announcements.  Subject to the provisions of Section 2.1 above, the Buyer, the Company and the Seller will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement.  Neither the Buyer, the Company nor the Seller will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Legal Requirements, in which case that party will use reasonable efforts to consult with the other parties hereto before issuing any such release or making any such public statement.

8.3          Execution of Additional Documents.  From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX

Restrictive Covenants

9.1          Standstill.  At no time for a period of three (3) years after the Closing Date shall the Seller, either directly or indirectly through a Related Person, acquire an ownership interest in any Person listed on Schedule 9.1 attached hereto, except as the holder of not more than five percent (5%) of the publicly traded equity securities of such Person.  The total amount of all Losses of all of the Buyer Indemnified Persons for claims under this Section 9.1 shall in no event exceed the Purchase Price.

9.2          Non-Solicitation.  The Seller acknowledges and agrees that at no time for a period of three (3) years after the Closing Date shall the Seller, either directly or indirectly through a Related Person, induce, or attempt to induce, any person who is an employee or consultant of the Company as of the Closing Date to leave the employ of, or terminate his or her engagement with, the Company and/or to accept employment or engagement elsewhere; provided, however, that notwithstanding the foregoing, neither the Seller nor any of its Related Persons shall be prohibited from engaging in any general solicitation (including in any newspaper or magazine, over the internet or by any search or employment agency) for employment or hiring of any person who responds to such general solicitation if such general solicitation is not specifically directed towards an employee of the Company or a solicitation of any individual whose employment by the Company has ceased for reasons other than a breach of this Section 9.2.

9.3          Non-Disclosure of Confidential Information.  The Seller acknowledges that for a period of three (3) years after the Closing Date it shall not disclose any Confidential Information (as defined below) to anyone other than to employees and Representatives of the Buyer except any such Confidential Information which is required to be disclosed by the Seller in connection with any court action or any Proceeding before any Governmental Body or pursuant to any Legal Requirement; provided, that the Seller shall, to the extent practicable, give reasonable prior written notice to the Buyer of the intention so to disclose such Confidential Information.  For purposes of this Section 9.3, the term “Confidential Information” shall mean all non-public and all proprietary information relating to the Company, its customers and products and services including, without limitation, the following: (a) all formulations, test results, manufacturing and engineering specifications, production and manufacturing information and know-how and all other technical information relating to the manufacture, formulation or production of the products or services of the Company; (b) all information and records concerning products or services being researched by, under development by or being tested by the Company but not yet offered for sale; (c) all trade secrets relating to the Company; (d) all information concerning pricing policies of the Company, the prices charged by the Company to its customers, the volume or orders of such customers and other information concerning the transactions of the Company with its customers or proposed customers; (e) the customer and prospective customer lists of the Company; (f) financial information concerning the Company; (g) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Company; (h) information concerning the marketing programs or strategies of the Company; and (i) all other confidential and proprietary information of the Company.  Notwithstanding the foregoing, the Seller acknowledges and agrees that it will be bound by its obligations under applicable trade secret Legal Requirements which, in the case of Confidential Information that qualifies as a trade secret, may exceed the obligations imposed under this Section 9.3.  Nothing in this Section 9.3 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Company with greater protections or protections for a longer duration than that provided under this Section 9.3.  “Confidential Information” shall not be deemed to mean or refer to information that (i) is or becomes a matter of public knowledge through no fault of the Seller; (ii) is rightfully received by the Seller from a third Person (other than a Related Person of the Seller) without violation of any duty of confidentiality; or (iii) is independently developed by the Seller without use of or reference to the Confidential Information.

9.4          Enforcement.  In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article IX, the Seller acknowledges and agrees that the Buyer shall be entitled to seek temporary and permanent injunctive relief by any court of competent jurisdiction to prevent or restrain any breach hereof.  The Seller further agrees that, because these restrictions arise in the context of the sale of a business and the goodwill associated with such business, if any of the covenants set forth in this Article IX shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

ARTICLE X

Indemnification

10.1        Indemnification of the Buyer and the Company.  The Seller agrees to indemnify the Buyer, the Company and their respective shareholders, Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from, or in connection with, (a) any misrepresentation or breach of any warranty or representation made by the Company and/or the Seller in Article IV and Article V of this Agreement, (b) any breach or non-fulfillment of any agreement or covenant of the Seller contained in this Agreement, (c) any failure of the Company to satisfy the Excluded Indebtedness at or prior to the Closing, or (d) any of the Express Indemnification Items.

10.2         Indemnification of the Seller.  The Buyer agrees to indemnify the Seller and its partners, Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from, or in connection with, (a) any misrepresentation or breach of any warranty or representation made by the Buyer in this Agreement, or (b) any breach or non-fulfillment of any agreement or covenant of the Buyer contained in this Agreement.

10.3        Liability Limitations; Survival of Representations and Warranties.

(a)           Survival of Representations and Warranties.

(i)           Notwithstanding any investigation by or information supplied to the Buyer, the warranties and representations of the Seller and the Company contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that (A) any warranties and representations fraudulently made or intentionally misrepresented shall survive the Closing and continue in full force and effect indefinitely, (B) the warranties and representations of the Company contained in Section 4.1.12 (Taxes) above, shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the applicable statutory limitations period has expired, including any extensions thereto, and (C) the warranties and representations of (I) the Company contained in Section 4.1.1 (Authority of Company), the first sentence of Section 4.1.7 (Title to and Condition of Assets) and Section 4.1.21 (Environmental Matters) above, and (II) of the Seller contained in Section 5.1.1 (Authority of Seller) and Section 5.1.4 (Title to Subject Shares) above shall survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date.  Any claim for indemnification under clause (a) of Section 10.1 above, properly made in writing pursuant to this Article X prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration, but only for purposes of such claim, until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

(ii)           The warranties and representations of the Buyer contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that (A) any warranties and representations fraudulently made or intentionally misrepresented shall survive the Closing and continue in full force and effect indefinitely, and (B) the warranties and representations contained in Section 6.1.1 (Authority of Buyer) above shall survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date.  Any claim for indemnification under clause (a) of Section 10.2 above, properly made in writing pursuant to this Article X prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration, but only for purposes of such claim, until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

(b)           Threshold.  The Seller shall not have any obligation to indemnify any Buyer Indemnified Person for claims under clause (a) of Section 10.1 above until the aggregate amount of Losses for which the Buyer Indemnified Persons are entitled to indemnification under clause (a) of Section 10.1 above exceeds Four Hundred Forty Thousand Dollars ($440,000) (the “Indemnification Threshold”); provided, however, that once such Losses for which the Buyer Indemnified Persons are entitled to indemnification hereunder exceeds the Indemnification Threshold, then the Seller shall be liable from the first dollar of all such Losses.  Notwithstanding the foregoing, the limitations set forth in this Section 10.3(b) shall not apply (i) to any indemnification obligations arising under clause (a) of Section 10.1 above from or in connection with any misrepresentation or breach of any warranty or representation made by the Company in Section 4.1.1 (Authority of Company), the first sentence of Section 4.1.7 (Title to and Condition of Assets), Section 4.1.12 (Taxes) or Section 4.1.21 (Environmental Matters) or by the Seller in Section 5.1.1 (Authority of Seller) and Section 5.1.4 (Title to Subject Shares), (ii) to any indemnification obligations arising under clause (b), (c) or (d) of Section 10.1 above, or (iii) to any claims arising, directly or indirectly, from, or in connection with, any fraud or intentional misrepresentation by the Seller or the Company.

(c)           Caps.

(i)           The total amount of Losses of all of the Buyer Indemnified Persons for claims under clause (a) of Section 10.1 above shall in no event exceed Six Million Six Hundred Thousand Dollars ($6,600,000) (the “General Cap”); provided, however, that the General Cap shall not apply to (A) any claims arising directly or indirectly from, or in connection with, any fraud or intentional misrepresentation by the Seller or the Company; (B) any claims arising directly or indirectly from, or in connection with, any misrepresentation or breach of any warranty or representation made by the Company in Section 4.1.1 (Authority of Company), the first sentence of Section 4.1.7 (Title to and Condition of Assets), Section 4.1.12 (Taxes) or Section 4.1.21 (Environmental Matters); or (C) any claims arising directly or indirectly from, or in connection with, any misrepresentation or breach of any warranty or representation made by the Seller in Section 5.1.1 (Authority of Seller) or Section 5.1.4 (Title to Subject Shares).  Notwithstanding the foregoing, the total amount of Losses of all of the Buyer Indemnified Persons for claims under clause (a) of Section 10.1 above arising directly or indirectly from, or in connection with, any misrepresentation or breach of any warranty or representation made by the Company in Section 4.1.21 (Environmental Matters) above shall in no event exceed the Purchase Price (the “Environmental Cap”).

(ii)          The total amount of Losses of all of the Buyer Indemnified Persons for claims under clause (d) of Section 10.1 above relating to clause (b) of the definition of “Express Indemnification Items” set forth in Article XI below shall in no event exceed the Purchase Price (the “Bonus Plan Cap”).

(iii)         The total amount of Losses of all of the Buyer Indemnified Persons for claims under clause (d) of Section 10.1 above relating to clause (a) of the definition of “Express Indemnification Items” set forth in Article XI below shall in no event exceed the Purchase Price (the “FeHA Litigation Cap”).

(iv)         Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller be responsible for Losses under this Agreement in excess of the Purchase Price, including, but not limited to, any Losses relating to claims under Section 9.1 and Section 10.1 of this Agreement.

(d)           Insurance Effect.  The amount of any indemnifiable Loss otherwise recoverable by a Buyer Indemnified Person hereunder shall be reduced by the amount of any insurance proceeds paid to the Buyer Indemnified Person with respect to the event giving rise to the Loss.  If the Buyer has received the payment required by this Agreement from the Seller in respect of any Losses and later receives proceeds from insurance or other amounts in respect of such Losses, then it shall hold in trust for the benefit of the Seller and shall, as promptly as practicable after receipt thereof, pay to the Seller a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received pursuant to this Agreement in respect of such Losses.  Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (x) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (y) relieved of the responsibility to pay any claims for which it is obligated.

10.4        Procedure Relative to Indemnification.

(a)           In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall so notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (each, a “Claims Notice”) of such claim within thirty (30) days after the Claiming Party receives notice of any demand, claim or circumstance which is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Claiming Party; provided, however, that failure to provide such reasonable detail shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; and provided, further, that in no event shall the Claiming Party’s right to recoup Losses from the Indemnifying Party be limited to the amount set forth or estimated in the Claims Notice.  If such Losses are liquidated in amount, the Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If the amount is not liquidated, the Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(b)           The following provisions shall apply to claims of the Claiming Party which are based upon a Proceeding filed or instituted by any third party or by any Governmental Body:

(i)           Upon receipt of a Claims Notice involving an Asserted Liability against or sought to be collected by a third party, the Indemnifying Party shall have twenty (20) days within which to notify the Claiming Party whether the Indemnifying Party desires to assume the defense of such Asserted Liability.

(ii)           If the Indemnifying Party notifies the Claiming Party, within such twenty (20) day period, that the Indemnifying Party desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Asserted Liability, the Indemnifying Party will not be liable to the Claiming Party under this Article X for any fees and expenses of other counsel or any other expenses with respect to the defense of such Asserted Liability subsequently incurred by the Claiming Party in connection with the defense of such Asserted Liability, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election.  The Claiming Party shall cooperate, at the Indemnifying Party’s expense (with respect to out-of-pocket expenses incurred by the Claiming Party), in the compromise of, or defense against such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense.  If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s consent (which consent shall not be withheld unreasonably) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(iii)          If a Claims Notice is given to an Indemnifying Party and the Indemnifying Party does not, within twenty (20) days after receipt of the Claims Notice, notify the Claiming Party that it elects to assume the defense of such Asserted Liability, then the Claiming Party will have the right to conduct a defense of the Asserted Liability, the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party and the Indemnifying Party will be responsible for paying all reasonable professional fees and expenses incurred by the Claiming Party in connection with such defense; provided, however, that in no event shall the Claiming Party, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such Asserted Liability.

(iv)          Notwithstanding the foregoing, if (A) there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Claiming Party for the same counsel to represent both the Claiming Party and the Indemnifying Party; (B) the third Person claim seeks injunctive or other non-monetary relief against the Claiming Party; or (C) the Claiming Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more defenses or counterclaims that are being pursued by the Indemnifying Party in respect of such third Person claim or any litigation related thereto, then the Claiming Party may, by notice to the Indemnifying Party, participate in the defense of such third Person claim and shall be entitled to retain its own counsel at the Indemnifying Party’s cost and expense.  It is understood and agreed that the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected by the Claiming Party without its consent (which may not be withheld unreasonably).

(c)           Upon receipt of a Claims Notice involving an Asserted Liability that does not involve an Asserted Liability against or sought to be collected by a third Person, the Indemnifying Party shall have twenty (20) days from the receipt of a Claims Notice to notify the Claiming Party that the Indemnifying Party disputes such Asserted Liability.  If the Indemnifying Party does not so notify the Claiming Party, then the amount of such Asserted Liability shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party shall object in writing to such Asserted Liability, then the Claiming Party shall have twenty (20) days to respond in a written statement to the objection of the Indemnifying Party. If after such twenty (20) day period there remains a dispute as to any Asserted Liability, then the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Asserted Liability.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If after such thirty (30) day period, the parties are unable in good faith to negotiate a resolution of the dispute, then either party may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 12.9 of this Agreement.  Any payment in respect of an Asserted Liability as finally determined shall be made by wire transfer of immediately available funds to an account designed by the party entitled to such payment within ten (10) days after the determination thereof; provided, however, to the extent that any Buyer Indemnified Persons are entitled to indemnification from the Seller pursuant to Section 10.1 above, such Buyer Indemnified Persons shall first recover any Losses from the funds then held pursuant to the terms of the Escrow Agreement.

10.5        Characterization of Indemnification Payments.  Except as otherwise required by applicable Legal Requirements, any payment made pursuant to Section 10.1 above shall be treated for Tax purposes as an adjustment to the Purchase Price.

10.6        No Punitive Damages.  Except to the extent included in Losses incurred pursuant to an Asserted Liability against or sought to be collected by a third Person, in no event shall the Seller or the Buyer have any liability to a Buyer Indemnified Party or a Seller Indemnified Party, respectively, hereunder for any exemplary or punitive damages relating to the breach or alleged breach of any representation, warranty or covenant in this Agreement.

10.7        Set-Off.  The Seller and the Buyer acknowledge and agree that the Buyer shall be entitled, in addition to any other remedies which may be available to it, to set-off against the amount of any unpaid Contingent Purchase Price the aggregate amount of any Losses, as finally determined in accordance with the provisions of Section 10.4 above, arising from, or in connection with, any misrepresentation or breach of any warranty or representation made by the Company in Article IV of this Agreement or by the Seller in Article V of this Agreement.  It is understood and agreed that the exercise by the Buyer of its right of set-off pursuant to this Section 10.7 shall be subject to the provisions set forth in Section 2.6 of this Agreement relating to the final determination of the Contingent Purchase Price.

10.8        Exclusive Remedy.  Except for claims arising from, or in connection with, fraud or intentional misrepresentation, the foregoing indemnification provisions shall constitute the sole and exclusive remedy for monetary damages in respect of any breach of, or default under, this Agreement by any party hereto and each party hereby waives and releases any and all statutory, equitable, or common law remedy for monetary damages any party may have in respect of any breach of or default under this Agreement, including, without limitation, any rights of contribution.

ARTICLE XI

Definitions

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of clarification, (a) any Related Persons of the Seller shall be deemed to be Affiliates of the Seller, and (b) after the Closing, the Holding Company and the Operating Company shall be deemed to be Affiliates of the Buyer.

“Agreement” means this Stock Purchase Agreement, as the same may be amended or modified from time to time, including all Exhibits and Schedules attached hereto.

“Allingham” means Dennis J. Allingham.

“Ancillary Agreements” means, as to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.

“Applicable Contract” means any Contract that is in effect on the Closing Date (a) under which the Company is or may be entitled to receive revenues of more than $50,000 in any calendar year, (b) under which the Company may become subject to any obligation to pay a liability of more than $100,000 in any calendar year, (c) by which assets owned or used by the Company having a net book value of at least $100,000 are bound, (d) which affects the voting, transfer, purchase or acquisition of the Subject Shares, (e) whereby the Company has granted any license, franchise, permit or right to any third party to use any of the Intellectual Property owned by the Company or any Contract pursuant to which the Company has a license, franchise, permit or other right to use any intellectual property owned by a third party, (f) involving a share of profits or losses by the Company with any other Person, including any joint venture, partnership or other similar agreement, (g) containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to use or disclose confidential information (other than confidentiality agreements or confidentiality provisions entered into in the Ordinary Course of Business) or to engage in any line of business or to compete with any Person, (h) entered into outside the Ordinary Course of Business, (i) which is a  material lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or material personal property, (j) which is a Change of Control Agreement Amendment, and (k) each material amendment, supplement and modification with respect to any of the foregoing.

“Asserted Liability” has the meaning set forth in Section 10.4(a) above.

“Beneficially Owns” (including the terms “Beneficially Owned” or “Beneficially Owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

“Bonus Agreements” means those certain agreements between the Operating Company and the Former Option Holders in the form of Exhibit 11(i) attached hereto pursuant to which the Former Option Holders, among other things, waive their rights with respect to any stock options granted to them pursuant to the Lifecore Biomedical, Inc. 2009 Stock Incentive Plan (which 2009 Stock Incentive Plan shall be terminated effective as of the Closing).

“Bonus Plan” has the meaning set forth in Section 2.6(c) above.

“Bonus Plan Cap” has the meaning set forth in Section 10.3(c)(ii) above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Persons” has the meaning set forth in Section 10.1 above.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means cash and cash equivalent assets (including, for this purpose, all collected funds and checks included or located in any lock box accounts of the Company, at or prior to 12:01 a.m. New York City time on the Closing Date, but excluding, for this purpose, all checks written by the Company and wire transfers sent by the Company which have not cleared or been completed, as the case may be, at or prior to 12:01 a.m. New York City time on the Closing Date).

“Cash Distribution Amount” means an amount equal to the sum of (a) the Closing Cash Distribution Amount, plus or minus (b) the Post Closing Cash Distribution Amount (if any).

“Cash Flow Projections” means the cash flow projections for the Operating Company for fiscal year 2010 delivered to Grace Matthews, Inc. and dated January 22, 2010, a copy of which are attached hereto as Exhibit 11(a).

“Cash Payment” has the meaning set forth in Section 2.3 above.

“Cash Purchase Price” has the meaning set forth in Section 2.2 above.

“Cause” means (a) Allingham’s conviction of, indictment for, or pleading “guilty” or “no contest” to any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony, or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of Allingham’s duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or its Affiliates; (b) Allingham’s willful and continued failure to perform his duties or willful misconduct in the course of his employment that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or its Affiliates; or (c) any material violation of the policies of the Company or its Affiliates, including, but not limited to, those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates.  For purposes of this definition, an act, or failure to act, shall be considered “willful” if done, or omitted to be done, by Allingham in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Change of Control” means, with respect to any entity, any transaction or series of transactions resulting in any of the following:  (a) the direct or indirect acquisition by one or more Unrelated Purchasers of all or substantially all of the assets of such entity; (b) the direct or indirect acquisition of equity interests that result in one or more Unrelated Purchasers Beneficially Owning more than fifty percent (50%) of the issued and outstanding equity interests of such entity, including, without limitation, pursuant to a purchase of stock, plan of merger, share exchange or consolidation; or (c) a combination or plan of merger involving such entity in which one or more Unrelated Purchasers Beneficially Own more than fifty percent (50%) of the economic and voting interests of the surviving entity.

“Change of Control Agreement Amendments” means those certain amended and restated change of control agreements among the Seller, the Operating Company and the Subject Officers in the form of Exhibit 11(b) attached hereto.

“Claiming Party” has the meaning set forth in Section 10.4(a) above.

“Claims Notice” has the meaning set forth in Section 10.4(a) above.

“Closing” means the closing of the purchase and sale contemplated herein.

“Closing Cash Distribution Amount” has the meaning set forth in Section 2.5(a) above.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.6(b) above.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 and the rules and regulations promulgated thereunder, each as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the preface above.

“Confidential Information” has the meaning set forth in Section 9.3 above.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 27, 2009, between the Operating Company and the Buyer.

“Consents” means the consents and approvals from, or the written notifications to, the parties to those Contracts listed on Exhibit 11(c) attached hereto.

“Contingent Purchase Price” has the meaning set forth in Section 2.6(a) above.

“Continuing Employee” has the meaning set forth in Section 7.1 above.

“Contract” means any agreement, contract, arrangement, lease, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

“Dental Operations and Divestiture” means, collectively, (a) the operation by the Company of its dental business on or prior to June 2, 2008, and (b) the series of transactions amongst Affiliates of the Seller culminating in the distribution of all of the equity of the Operating Company to the Holding Company effective as of November 12, 2008.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement.

“Earn-Out Amount” has the meaning set forth in Section 2.6(a) above.

“Earn-Out Date of Final Determination” means (a) the last day on which a Notice of Objection with respect to an Earn-Out Statement may be given if no such Notice of Objection is given, or (b) the date of resolution of any objections by the parties hereto or by the Independent Accounting Firm if a Notice of Objection with respect to an Earn-Out Statement is timely given.

“Earn-Out Period” has the meaning set forth in Section 2.6(a) above.

“Earn-Out Statement” has the meaning set forth in Section 2.6(b) above.

“Environmental Cap” has the meaning set forth in Section 10.3(c)(i) above.

“Environmental Claims” means any investigation, notice, violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, Lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to an actual or alleged violation of any applicable Environmental Law; (b) from the release of a Hazardous Substance; (c) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other order of a Governmental Body; or (d) from any actual or alleged damage, injury, threat, or harm to human health, safety, natural resources, wildlife or the environment.

“Environmental Law” means any Legal Requirements pertaining to (a) human health, safety, natural resources, wildlife or the environment, (b) the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the Nuclear Regulatory Commission, the Minnesota Department of Natural Resources and the Minnesota Pollution Control Agency, or (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, emission, discharge or handling of, or exposure to, any petroleum products or Hazardous Substances into ambient air, surface water, ground water or land, or any exposure or impact on worker health and safety, and all amendments, modifications and additions thereto, in each case as amended to date, including, without limitation, CERCLA, RCRA, the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Occupational Safety and Health Act of 1970, the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., the Atomic Energy Community Act of 1955, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act of 1982, the Atomic/Nuclear Waste Policy Amendments of 1987 or any similar, implementing or successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement among the Buyer, the Seller, the Holding Company and the Escrow Agent in the form attached hereto as Exhibit 11(d).

“Escrow Amount” means an amount equal to Six Million Six Hundred Thousand Dollars ($6,600,000), as set forth in the Escrow Agreement.

“Estimated Balance Sheet” has the meaning set forth in Section 2.5(b) above.

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Indebtedness” means all outstanding indebtedness of the Company for borrowed money as of the Closing Date, including, without limitation, interest-bearing debt and obligations under Capital Leases, as set forth on Exhibit 11(e) attached hereto (if any), but excluding the Permitted Indebtedness.

“Express Indemnification Items” means (a) any Losses arising directly or indirectly from or in connection with the Proceeding described on Schedule 4.1.9 attached hereto, and (b) any Losses arising directly or indirectly from or in connection with the Bonus Plan and/or the Bonus Agreements referenced therein (including, without limitation, Losses arising directly or indirectly from or in connection with a claim of a Participant under the Bonus Plan) other than any such Losses arising directly or indirectly from or in connection with a breach by the Company of its scheduled payment obligations thereunder, the willful misconduct or gross negligence of the Company or any other action or inaction of the Company.

“FDA” has the meaning set forth in Section 4.1.22 above.

“FeHA Litigation Cap” has the meaning set forth in Section 10.3(c)(iii) above.

“Financial Statements” means (a) the audited balance sheet of each of the Holding Company and the Operating Company as of December 31, 2008, and the related statement of operations, statement of changes in stockholder/member equity and statement of cash flows for the fiscal period beginning March 26, 2008 and ending December 31, 2008, (b) the audited balance sheet of each of the Holding Company and the Operating Company as of December 31, 2009, and the related statement of operations, statement of changes in stockholder/member equity and statement of cash flows for the fiscal period then ended, and (c) the unaudited interim balance sheet of each of the Holding Company and the Operating Company as of March 31, 2010 (the “Interim Balance Sheet Date”), and the related statement of operations, statement of changes in stockholder/member equity and statement of cash flows for the three (3) month period then ended, all attached hereto as Schedule 4.1.11.

“Former Option Holders” means Allingham, Larry D. Hiebert, James G. Hall, Kipling Thacker, Jeff Rue, Scott Collins, Phil Sticha, Karl Reindel and Tom Clemens.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied.

“General Cap” has the meaning set forth in Section 10.3(c)(i) above.

“Good Reason” means the occurrence of any of the following events without Allingham’s written consent: (a) a material diminution in Allingham’s authority, duties or responsibilities as in effect during the ninety (90) day period immediately preceding the Closing; (b) a material diminution in Allingham’s annual base salary or annual bonus opportunity as in effect immediately preceding the Closing; (c) the Company requiring Allingham to be based more than fifty (50) miles from where his office is located immediately prior to the Closing, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which Allingham undertook on behalf of the Company during the ninety (90) day period ending on the Closing Date (without regard to travel related to or in anticipation of the Closing); or (d) any other action or inaction that constitutes a material breach (i) by the Holding Company of the Bonus Plan which relates to the rights of Allingham asserting Good Reason under the Bonus Plan, or (ii) by the Operating Company of the Change of Control Agreement Amendment to which Allingham is a party.  Allingham may not terminate employment for Good Reason unless Allingham has provided written notice to the Operating Company of the existence of the event constituting Good Reason within ninety (90) days of the initial existence of the event and the Operating Company has not remedied the condition within thirty (30) days after such notice is received.  Allingham’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (d) shall not affect Allingham’s ability to terminate employment for Good Reason, and Allingham’s death following delivery of a notice of termination for Good Reason shall not affect Allingham’s estate’s entitlement to severance payments or benefits provided under the Bonus Plan upon a termination of employment for Good Reason.  Notwithstanding the foregoing, none of the foregoing events shall be considered “Good Reason” if it occurs in connection with Allingham’s death or permanent disability or termination for Cause.

“Governmental Authorization” means any permit, license, variance, certificate, closure, exemption, action, consent, waiver or approval or other authorization issued, granted, given or otherwise made available by, or under the authority of, any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, bureau, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority, including self-regulatory organizations.

“Guaranty” has the meaning set forth in Section 2.6(g) above.

“Hazardous Substances” means and includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed or otherwise used in rules, regulations issued pursuant to said Environmental Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, urea formaldehyde foam, hazardous waste source and raw materials which include hazardous constituents; and including any other substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources wildlife or the environment.

“Holding Company” has the meaning set forth in the preface above.

“Indemnification Threshold” has the meaning set forth in Section 10.3(b) above.

“Indemnifying Party” has the meaning set forth in Section 10.4(a) above.

“Independent Accounting Firm” means Grant Thornton, LLP.

“Intellectual Property” has the meaning set forth in Section 4.1.10(a) above.

“Interim Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” set forth above in this Article XI.

“Interim Financial Statements” means the unaudited interim balance sheet of each of the Holding Company and the Operating Company as of the Interim Balance Sheet Date, and the related statement of operations, statement of changes in stockholder/member equity and statement of cash flows for the three (3) month period then ended.

“Inventory” means all inventories relating to the business of the Company, wherever located, including, without limitation, raw materials, work in process and finished goods.

“IP Contract” has the meaning set forth in Section 4.1.10(b) above.

“IRS” means the United States Internal Revenue Service.

“Knowledge” – An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter following a reasonable inquiry of the subject matter thereof.  The Company will be deemed to have “Knowledge” of a particular fact or other matter if any of Allingham, Larry D. Hiebert, Scott Collins, James G. Hall or Kipling Thacker is actually aware of such fact or other matter following a reasonable inquiry of the subject matter thereof.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative constitution, law, ordinance, code, policy, principle of common law, rule, regulation, statute, treaty and the like.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

“Lifecore Acquisition” means the acquisition by SBT Holdings Inc., a Delaware corporation, of the business of the Operating Company pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of January 15, 2008, among SBT Holdings Inc., SBT Acquisition Inc. and Lifecore Biomedical, Inc. (n/k/a Lifecore Biomedical, LLC).

“Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses).

“Member Control Agreement” means that certain Second Amended and Restated Member Control Agreement of Lifecore Biomedical, LLC, dated as of November 12, 2008, by and between the Operating Company and the Holding Company.

“Notice of Objection” has the meaning set forth in Section 2.6(b) above.

“Operating Company” has the meaning set forth in the preface above.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.

“Ordinary Course of Business” or “Ordinary Course” means any action taken by a Person which (a) is consistent with past practices of such Person and is taken in the ordinary course of the normal day to day operations of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature and magnitude in actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day to day operations of other Persons that are in the same line of business as such Person.

“Owned Real Property” has the meaning set forth in Section 4.1.8 above.

“Participant” has the meaning set forth in the Bonus Plan.

“Permitted Indebtedness” means the obligations of the Company set forth on Exhibit 11(f) attached hereto.

“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate Proceedings, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice and not yet delinquent, and (c) the Liens set forth on Exhibit 11(g) attached hereto.

“Person” means any individual, corporation, general or limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust association, organization, labor union or other entity or Governmental Body.

“Plan” means (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (i) is subject to Title I of ERISA, (ii) is maintained, administered or contributed to by the Company, and (iii) covers or covered any current or former employee, officer, director or shareholder of, or any other Person that performed or is performing services for, the Company, and (b) any other employment, severance, benefit or similar Contract (whether or not written and whether or not currently in effect) or Contract, plan, program or policy (whether or not written and whether or not currently in effect) providing any compensation or benefits to any current or former employee, officer, director or shareholder of the Company or the dependents of any such individual (including, without limitation, any Contract, plan, program or policy making available bonuses, equity awards, non-taxable benefits such as those provided under a Section 125 Cafeteria Plan or deferred compensation).

“Post-Closing Cash Distribution Amount” has the meaning set forth in Section 2.6(c) above.

“Preferred Stock” has the meaning set forth in Section 4.1.6(a) above.

“Prior Real Property” means all real property previously owned or leased by the Company (together with any buildings or other improvements that were located thereon during the period of the Company’s use thereof).

“Proceeding” means any action, arbitration, audit, hearing, formal investigation by a Governmental Body, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Purchase Price” has the meaning set forth in Section 2.2 above.

“RCRA” means the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984.

“Real Property” means collectively the Owned Real Property and the Prior Real Property.

“Records” means all books, records, manuals and other materials of the Company, including, without limitation, all sales, manufacturing, customer, prospective customer and supplier/vendor records, advertising, promotional, marketing and sales literature, catalogs and materials, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and research and development files, wherever located.

“Registered Intellectual Property” has the meaning set forth in Section 4.1.10(a) above.

“Related Person” means, with respect to the Seller, (a) any affiliated investment fund of Warburg Pincus Partners LLC, Warburg Pincus LLC, Warburg Pincus International LLC or any of their respective Affiliates, (b) any “portfolio company” (as such term is customarily used among private equity investors) of the Seller or any other such affiliated investment fund with respect to which Warburg Pincus Partners LLC, Warburg Pincus LLC, Warburg Pincus International LLC or any of their respective Affiliates directs the investment decisions of such portfolio company (for the purposes hereof, a Person shall be deemed to direct the investment decision of a portfolio company if such Person specifically authorizes the portfolio company to make such investment), (c) any “portfolio company” (as such term is customarily used among private equity investors) of the Seller or any other such affiliated investment fund with respect to which the Seller or such other affiliated investment fund possesses the right to appoint or elect more than fifty percent (50%) of the members of the Board of Directors (or similar body) of such portfolio company and/or owns more than fifty percent (50%) of the voting securities of such portfolio company, or (d) the Persons listed on Schedule XI attached hereto.

“Remaining Cash” means an amount equal to the Cash of the Company as of the open of business on the Closing Date, as finally determined pursuant to the terms of this Agreement, but not including the Closing Cash Distribution Amount.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Payments” means (a) any debt payments (other than scheduled debt payments reflected in the Cash Flow Projections), dividend declarations and/or payments, distributions on capital stock, payments to any Affiliates of the Seller outside of the Ordinary Course of Business (other than any payments made in respect of compensation, salary, wages, commissions or fees payable to the officers, directors or employees of the Company in the Ordinary Course of Business), including, without limitation, Keystone Dental, Inc., a Delaware corporation, any funds of Warburg Pincus Partners LLC, Warburg Pincus LLC and Warburg Pincus International LLC, and any other affiliated funds, and any portfolio companies of any of such funds, or payments of any costs or expenses related to the transactions contemplated by this Agreement or otherwise not incurred in the Ordinary Course of Business made by the Company between February 2, 2010 and the Closing Date, and (b) payments of Closing Bonuses (as defined in the Bonus Plan) made by the Company pursuant to the terms of the Bonus Plan.

“Satisfied Liens” means all Liens on the assets of the Company other than Permitted Liens, including those specified on Exhibit 11(h) attached hereto, which Liens shall be released by the holder(s) thereof at or prior to the Closing.

“Scheduled Customers” has the meaning set forth in Section 4.1.24 above.

“Scheduled Suppliers” has the meaning set forth in Section 4.1.24 above.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Persons” has the meaning set forth in Section 10.2 above.

“Specified Parent Benefit Plan” has the meaning set forth in Section 7.1 above.

“Stock Incentive Plan” means the Lifecore Biomedical, Inc. 2009 Stock Incentive Plan, to be terminated prior to the Closing.

“Subject Net Revenues” means, for any given period, the Ordinary Course gross sales of the Company during such period, determined in accordance with GAAP consistent with the past practices of the Company, net of (a) any returns made during such period or made, but not taken into account, during any prior period, and (b) any allowances, discounts, authorized deductions and/or credits paid and/or given by the Company and approved by Allingham with respect to any such sales, in each case, calculated in accordance with GAAP consistent with the past practices of the Company; provided, that “Subject Net Revenues” shall include any revenues generated from the sale of products and/or services (whether sold or provided by the Company, the Buyer or any of their respective Subsidiaries or Affiliates) related to (i) the business or assets of the Company as of the Closing Date; (ii) any technology, processes, methods or similar proprietary rights (whether owned or licensed by the Company) or assets of the Company as of the Closing Date, in any form and including derivatives and modifications thereon made after the Closing Date, including, but not limited to, the use of hyaluronan in any indication (including, but not limited to, ophthalmic, orthopedic, medical and veterinary applications) that is sold, produced, under development or previously under development by the Company as of the Closing Date; or (iii) any such revenues that are diverted from the Company by the Buyer or any of its Affiliates (whether due to the direct or indirect acquisition of any third Person, including, without limitation, pursuant to a purchase of stock, plan of merger, share exchange or consolidation, or acquisition of assets of any third Person) or otherwise allocated from the Company to the Buyer or any of its Affiliates; provided further, that “Subject Net Revenues” shall exclude any revenues generated from the sale of products and/or services (whether sold or provided by the Company, the Buyer or any of their respective Subsidiaries or Affiliates) (v) related to the business or assets of any other business or entity acquired (including, without limitation, pursuant to a purchase of stock, plan of merger, share exchange or consolidation, or acquisition of assets of any third Person) by the Company after the Closing Date, (w) related to any technology, processes, methods or similar proprietary rights contributed by the Buyer or any Affiliate or Subsidiary of the Buyer to the business of the Company, (x) related to any operations of the Company that are not related to the Intellectual Property owned or licensed by the Company as of the Closing Date or the business conducted by the Company as of the Closing Date, (y) related to the use of hyaluronan in any indication (including, but not limited to, ophthalmic, orthopedic, medical and veterinary applications) that is not sold, produced, under development or previously under development by the Company as of the Closing Date, or (z) which, but for the technology or other assets of the Buyer or any other Affiliate or Subsidiary of the Buyer, would not have been made.

“Subject Officers” means Allingham, Larry D. Hiebert and James G. Hall.

“Subject Shares” has the meaning set forth in Article I above.

“Subject Units” has the meaning set forth in Section 4.1.6(a) above.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which (or in which) 50% or more of (a) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or Persons having a similar role as to an entity that is not a corporation, (b) the interest in the profits of such partnership or joint venture, or (c) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries.

“Target Amount” means Eight Million Dollars ($8,000,000) less the aggregate amount of any Restricted Payments.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes or assessments, however denominated, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp, and including interest, penalties and additions in connection therewith, for which any applicable Person is or may be required to pay, withhold or collect.

“Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Treasury Regulations” means the regulations adopted from time to time by the United States Department of Treasury under the Code.

“Units” has the meaning set forth in the recitals above.

“Unrelated Purchaser” means any Person other than the Buyer or an Affiliate of the Buyer.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in the RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local laws.

ARTICLE XII

Miscellaneous

12.1        Expenses.  Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including, without limitation, accountants’ and attorneys’ fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, except that the Seller shall be responsible for all expenses that are incurred by the Company in connection with the transactions contemplated by this Agreement prior to the Closing Date but which are not paid by the Company on or prior to the Closing Date.  The Seller and the Buyer shall share equally all Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Subject Shares to the Buyer and the other transactions contemplated hereby (all necessary Tax Returns and other documentation with respect thereto which shall be filed by the party obligated to make such filings under applicable law at its own expense).  Neither the Seller nor the Company shall have any obligation to pay any fees to any one or more third Persons for the purposes of obtaining the Consents or any cost and expense of any one or more third Persons resulting from the process of obtaining any Consents.

12.2        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, one (1) business day after sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO THE BUYER:                               Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025
Attn:  Gary Steele
Fax No.:  (650) 368-9818

with a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI  53202
Attn:  Nicholas P. Wahl
Fax No.:  (414) 273-5198

IF TO THE SELLER:                             Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
One Market Plaza
Spear Tower, Suite 1700
San Francisco, CA 94105
Attn:  Sean Carney
   Noah Knauf
Fax No.:  (212) 716-8682

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019
Attn:  Steven J. Gartner
Mark A. Cognetti
Fax No.:  (212) 728-8111

12.3        Right to Specific Performance.  The parties agree that the Subject Shares constitute unique property, that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

12.4        Entire Agreement; Amendment.  This Agreement, the Exhibits attached hereto, the Disclosure Schedules and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written), with the exception of the Confidentiality Agreement, are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together.  No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.  Each party to this Agreement acknowledges that no other party, nor any agent or attorney of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce the other party to execute this Agreement, and each party acknowledges that it has not executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

12.5        Waiver.  The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

12.6        Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

12.7        Section Headings.  The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

12.8        Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

12.9        Applicable Law; Venue.  This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without application of choice of law or conflicts of law principles.  All disputes arising hereunder and any claims made relating to the representations, warranties, covenants or agreements contained in this Agreement shall be resolved exclusively in state or federal courts located in Hennepin County, Minnesota, to which jurisdiction the parties hereto irrevocably consent.

12.10      Assignment.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

12.11      Parties in Interest.  With the exception of the Buyer Indemnified Persons and Seller Indemnified Persons who are not parties to this Agreement but who may have rights, benefits or remedies under Article X above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  The Seller and the Buyer shall not be liable for actions or inactions of the Escrow Agent in connection with the performance of the Escrow Agent’s obligations, except as explicitly set forth in the Escrow Agreement.

12.12      Disclosure Schedules and Exhibits.  Any reference to a section or subsection in the Disclosure Schedules and/or the Exhibits attached hereto refers to the sections and subsections of this Agreement, unless the context requires otherwise; provided, however, a particular matter disclosed in any section or subsection of the Disclosure Schedules or the Exhibits attached hereto that a reasonable buyer would infer, based on the location and express content of such disclosure, qualifies another section or subsection of this Agreement shall also be deemed to qualify such other section or subsection of this Agreement.  No disclosure of any matter contained in the applicable Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the applicable Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the applicable Disclosure Schedule); such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose.  All capitalized terms used in the Disclosure Schedules and the Exhibits attached hereto and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

12.13      Counterparts; Facsimile Copy.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may be executed in facsimile copy or by other electronic means with the same binding effect as the original.

12.14      Passage of Title.  Legal title, equitable title and risk of loss with respect to the Subject Shares will not pass to Buyer until the Subject Shares are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. New York City time on the Closing Date.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

HOLDING COMPANY:

LIFECORE BIOMEDICAL, INC. (formerly known as SBT BIOMATERIALS INC.)

By:	/s/ Dennis J Allingham
Dennis J. Allingham, President

OPERATING COMPANY:

LIFECORE BIOMEDICAL, LLC

By:	/s/ Dennis J. Allingham
Dennis J. Allingham, President

SELLER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX, LLC, its General Partner

By:	Warburg Pincus Partners LLC, its Sole Member

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Sean D. Carney
Sean D. Carney, Managing Director

BUYER:

LANDEC CORPORATION

By:	/s/ Gary T. Steele
Gary T. Steele, Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibits:

Exhibit 2.6(g)	Form of Guaranty
Exhibit 11(a)	Cash Flow Projections
Exhibit 11(b)	Form of Change of Control Agreement Amendments
Exhibit 11(c)	Consents
Exhibit 11(d)	Form of Escrow Agreement
Exhibit 11(e)	Excluded Indebtedness
Exhibit 11(f)	Permitted Indebtedness
Exhibit 11(g)	Permitted Liens
Exhibit 11(h)	Satisfied Liens
Exhibit 11(i)	Form of Bonus Agreements